SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549



                          FORM 8-K


                       CURRENT REPORT


           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):   December 30, 1997



              JMB INCOME PROPERTIES, LTD. - XII
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   (Exact name of registrant as specified in its charter)





     Illinois              0-16108           36-3337796
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(State or other)         (Commission    (IRS Employer
 Jurisdiction of        File Number)     Identification No.)
 Organization




    900 N. Michigan Avenue, Chicago, Illinois  60611-1575
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           (Address of principal executive office)




Registrant's telephone number, including area code:  (312) 915-1987
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               40 BROAD STREET OFFICE BUILDING

                     NEW YORK, NEW YORK
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.  On December 30, 1997,  JMB
- 40 Broad Street Associates (the "Venture"), a joint venture between JMB Income Properties Limited Partnership - XII (the "Partnership") and JMB Income Properties Limited Partnership - X ("JMB-X"), an affiliated partnership sponsored by the Managing General Partner of the Partnership, sold the land, building and related improvements commonly known as the 40 Broad Street Office Building (the "Property"), located in New York, New York. The purchaser, 40 Broad Delaware, Inc., a Delaware corporation, is not affiliated with the Partnership or its General Partners and the sale price was determined by arm's-length negotiations. The Property is an approximate 259,800 square foot office building and, as of the date of sale, was approximately 88% occupied.

     The sale price of the Property was $34,735,000 (before selling costs and prorations) and cash proceeds received from the sale, net of closing costs, was approximately $33,205,000, of which the Partnership's share was approximately $22,765,000. The Property was classified as held for sale as of July 1, 1997 and therefore has not been subject to continued depreciation from such date for financial reporting purposes. The Venture expects to recognize a gain of approximately $21,000,000 for financial reporting purposes (predominantly due to provisions for value impairment totaling approximately $52,000,000 recorded in 1990 and 1991) and a loss of approximately $9,000,000 for Federal income tax purposes in 1997, of which the Partnership's share is approximately $14,398,000 and $6,170,000, respectively. In addition, in connection with the sale of the Property, as is customary in such transactions, the Venture agreed to certain representations, warranties and covenants with a stipulated survival period that expires December 1, 1998. Although it is not expected, the Venture and the Partnership may ultimately have some liability under such representations, warranties and covenants, but such liability has been limited in the sale agreement to actual damages in an amount not to exceed $1,500,000 in the aggregate.

     The terms of the JMB - 40 Broad Street Associates venture agreement generally provide that sale proceeds will be allocated or distributed as the case may be, 68.56% to the Partnership and 31.44% to JMB-X.

     The Partnership Agreement provides that the General Partners shall receive as a distribution from the sale of a real property by the Partnership amounts equal to the cumulative deferrals of any portion of their 10% cash distribution and 2-1/2% of the selling price, and that the remaining proceeds (net after expenses and retained working capital) be distributed 85% to the Limited Partners and 15% to the General Partners. However, notwithstanding such allocations, the Limited Partners shall receive 100% of such net sale proceeds until the Limited Partners (i) have received cumulative cash distributions from the Partnership's operations which, when combined with sale or refinancing proceeds previously distributed, equal a 6% annual return on the Limited Partners' average capital investment for each year (their initial capital investment as reduced by sale or refinancing proceeds previously distributed) commencing with the second fiscal quarter of 1986, (ii) have received cash distributions of sale or refinancing proceeds in an amount equal to the Limited Partners' aggregate initial capital investment in the Partnership and (iii) have received cash distributions of sale and refinancing proceeds and of the Partnership's operations, in an amount equal to the Limited Partners' initial capital investment in the Partnership plus a 10% annual return on the Limited Partners' average capital investment. The Limited Partners have not received and are not expected to receive cash distributions to satisfy the preference requirements described above. Therefore, the General Partners are waiving any right to receive distributions from this sale.



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ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  Financial Statements.  Not applicable.

     (b)  Pro Forma Financial Information - Narrative.

     As a result of the sale of the Property by the Venture, beyond the date of sale there will be no further rental income, interest income, property operating expenses, amortization of deferred expenses and venture partners' share of venture operations for the Venture in the consolidated financial statements of the Partnership, which for the Partnership's fiscal year ended December 31, 1996 were approximately, $5,491,000, $45,000, $4,093,000, $157,000 and ($183,000), respectively. Rental income, interest income, property operating expenses, amortization of deferred expenses and venture partners' share of venture operations were approximately, $4,249,000, $33,000, $2,660,000, $104,000 and ($374,000), respectively, for the nine months ended September 30, 1997 in the consolidated financial statements of the Partnership. Also as a result of the Venture's sale of the Property, there are no further assets and liabilities related to the Venture in the Partnership's consolidated financial statements, which at September 30, 1997 consisted of cash and other current assets of approximately $1,814,000; properties held for sale or disposition of approximately $10,014,000; accrued rents receivable of approximately $1,636,000; deferred expenses of approximately $839,000; current liabilities of approximately $303,000; tenant security deposits of approximately $113,000 and venture partner's equity in venture of approximately $4,149,000.

     (c)  Exhibits.

     10.1 Purchase agreement and certain exhibits thereto between JMB - 40 Broad Street Associates, an Illinois general partnership, and 40 Broad Delaware, Inc., a Delaware corporation, dated December 30, 1997.





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                         SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                        JMB INCOME PROPERTIES, LTD - XII

                        BY:  JMB Realty Corporation
                             (Managing General Partner)



                             By:  GAILEN J. HULL
                                  Senior Vice President
                                  Principal Accounting Officer













Dated:  January 14, 1998